Exhibit 99.1

FIFTH & PACIFIC COMPANIES, INC. ANNOUNCES AGREEMENT TO SELL LUCKY BRAND JEANS TO AN AFFILIATE OF LEONARD GREEN & PARTNERS, L.P. FOR TOTAL CONSIDERATION OF $225 MILLION

Divestitures of Juicy Couture and Lucky Brand Jeans result in estimated net proceeds of $370 to $380 million

New York, NY – December 10, 2013 – Fifth & Pacific Companies, Inc. (NYSE:FNP) announced today that it has entered into a definitive agreement to sell Lucky Brand Jeans to an affiliate of Leonard Green & Partners, L.P. (LGP) for total consideration of $225 million, with $140 million of the sale price to be paid in cash at closing and the remaining $85 million to be financed in the form of a three year seller note. The seller note can be repaid by LGP at any time prior to the end of its three year term, bears cash interest of $8 million per year, and provides for additional interest of $417 thousand per month, resulting in a $100 million maximum payment obligation at maturity. Further, the note will be secured by a first priority lien on the Lucky Brand trademark and also by a second priority lien on the other assets of Lucky Brand that are expected to be pledged to third party lenders. Under LGP’s ownership, Lucky Brand Jeans, will also assume the proportionate share of FNP’s sourcing contract with Li & Fung in addition to other FNP obligations. This $225 million purchase price reflects a multiple of over 7 times the brand’s latest twelve months pro forma adjusted standalone EBITDA (inclusive of corporate costs estimated to run the business on a standalone basis). Consummation of this transaction is subject to customary closing conditions and is expected to occur in the first quarter of 2014.

William L. McComb, Chief Executive Officer of Fifth & Pacific Companies, Inc., said: “It is truly an historic day at Fifth & Pacific Companies – a return to our roots as a mono-brand company. Just as I indicated back on October 7th when we announced the Juicy Couture deal with Authentic Brands Group, the decision to sell Lucky Brand Jeans is the result of a process we began last year — studying our resource allocation needs, our capital structure, and the operating risks and opportunities associated with a multi-brand portfolio. Simply put, it is the outcome of our work to identify the best way to unlock shareholder value. Taken together, the deals we have announced recently related to our divestitures of Juicy Couture and Lucky Brand Jeans result in estimated net proceeds of $370 million to $380 million, which includes the face value of the seller note  in today’s transaction. The aggregate net proceeds for the two transactions reflect estimated cash restructuring and other transition costs and charges associated with the assignment or termination of leases, severance and other associated operating company transition activities, including estimated costs and charges previously disclosed at the time that the Juicy Couture deal closed.”

Mr. McComb concluded: “We believe that by focusing all of our resources on the huge opportunity at Kate Spade, we can deliver the strongest value creation opportunity for our shareholders. This is all about bringing Kate Spade to its full potential. The opportunity we have today is not unlike the opportunity that launched our corporation back in 1976: Kate Spade is a rapidly growing brand, with global appeal and strong margins, offering consumers something more than any of its competitors. We are proud of the transformation our Company has undergone: today we are a leader in digital sales and marketing; we are primarily direct-to-consumer in our channel approach; we are global in reach and focus; and we are more marketing driven than we have ever been as a company. But most importantly, we are focused, and with each passing phase of our transformation, we have become more and more focused on realizing this value creation opportunity. We will provide financial guidance for the 2014 fiscal year in early January, at which time we will have more to say about the year ahead.”

At closing, Fifth & Pacific Companies will enter into a Transition Services Agreement (TSA) with Lucky Brand Jeans in order to support the transferred business while the new owner creates a standalone infrastructure.  The TSA is expected to span up to 24 months. Our administrative office will continue to operate in North Bergen, New Jersey, where the majority of employees will continue employment with either Kate Spade or Lucky Brand

Jeans.

Centerview Partners and Perella Weinberg Partners advised Fifth & Pacific Companies, Inc. on this transaction. Paul, Weiss, Rifkind, Wharton & Garrison LLP was FNP’s legal advisor. Latham & Watkins LLP was LGP’s legal advisor.

The Company will sponsor a conference call at 10:00am eastern time today to discuss this morning’s announcement. The dial-in number is (888) 694-4676 with pass code 21708650.

About Fifth & Pacific Companies, Inc.

Fifth & Pacific Companies, Inc. designs and markets a portfolio of retail-based, premium, global lifestyle brands including Kate Spade and Lucky Brand. In addition, the Adelington Design Group, a private brand jewelry design and development group, markets brands through department stores and serves jcpenney via exclusive supplier agreements for the Liz Claiborne and Monet jewelry lines. In November 2013, the Company completed the sale of the Juicy Couture intellectual property to Authentic Brands Group (ABG) and is working under a license from ABG as the Company transitions and winds down the Juicy Couture business through 2014. The Company also has a license for the Liz Claiborne New York brand, available at QVC and Lizwear, which is distributed through the club store channel. Visit www.fifthandpacific.com for more information.

About Leonard Green & Partners, L.P.

Leonard Green & Partners, L.P. is one of the nation’s preeminent private equity firms with over $15 billion of private equity capital raised since inception. Founded in 1989, the firm has invested in 69 companies with aggregate value of $74 billion in the form of traditional buyouts, going-private transactions, recapitalizations, growth capital investments, corporate carve-outs and selective public equity and debt positions. Based in Los Angeles, California, LGP invests in established companies that are leaders in their markets. For more information, please visit www.leonardgreen.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in, or incorporated by reference into, this press release, future filings by us with the Securities and Exchange Commission (“SEC”), our press releases, and oral statements made by, or with the approval of, our authorized personnel, that relate to our future performance or future events are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements are indicated by words or phrases such as “intend,” “anticipate,” “plan,” “estimate,” “target,” “aim,” “forecast,” “project,” “expect,” “believe,” “we are optimistic that we can,” “current visibility indicates that we forecast,” “contemplation” or “currently envisions” and similar phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations may not prove to be correct or we may not achieve the financial results, savings or other benefits anticipated in the forward-looking statements. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties, some of which may be beyond our control, that could cause actual results to differ materially from those suggested by the forward-looking statements, including, without limitation: our ability to complete the transaction described in this press release and risks associated with the transaction, including our ability to collect the full amount of principal and interest due and owing pursuant to three year note issued by LGP to us as partial consideration for the purchase of the LUCKY BRAND business and our ability to comply with our transition service requirements; risks associated with the transition of the JUICY COUTURE business, including our ability to complete the transition plan for the JUICY COUTURE business in a satisfactory manner and to manage the associated transition costs, our ability to timely implement the transition plan in a manner that will positively impact our financial condition and results of operations, the impact of the transition plan and the recently announced future plans for the Juicy Couture brand on our relationships with our employees and our major customers and vendors, and unanticipated expenses and charges that may occur as a result of the transition plan, litigation risks, including litigation regarding employment and worker’s compensation, our ability to continue to have the necessary liquidity, through cash flows from operations and availability under our amended and restated revolving credit facility (as amended to date, the

“Amended Facility”), may be adversely impacted by a number of factors, including the level of our operating cash flows, our ability to maintain established levels of availability under, and to comply with the financial and other covenants included in, our Amended Facility and the borrowing base requirement in our Amended Facility that limits the amount of borrowings we may make based on a formula of, among other things, eligible cash, accounts receivable and inventory and the minimum availability covenant in our Amended Facility that requires us to maintain availability in excess of an agreed upon level; restrictions in the credit and capital markets, which would impair our ability to access additional sources of liquidity, if needed; general economic conditions in the United States, Asia, Europe and other parts of the world, including the impact of income tax changes and debt reduction efforts in the United States; levels of consumer confidence, consumer spending and purchases of discretionary items, including fashion apparel and related products, such as ours; our ability to operate as a mono-brand company and to successfully implement our long-term strategic plans, including the continued growth of our KATE SPADE brand and our ability to expand into markets outside of the US, such as China, Japan and Brazil, and the risks associated with such expansion; changes in the cost of raw materials, labor, advertising and transportation which could impact prices of our products; risks associated with the sale of the LIZ CLAIBORNE family of brands to J.C. Penney Corporation, Inc. and the licensing arrangement with QVC, Inc., including, without limitation, our ability to maintain productive working relationships with these parties and possible changes or disputes in our other brand relationships or relationships with other retailers and existing licensees as a result, and the dependence of our ADELINGTON DESIGN GROUP business on third party arrangements and partners; our ability to anticipate and respond to constantly changing consumer demands and tastes and fashion trends, across multiple brands, product lines, shopping channels and geographies; our ability to attract and retain talented, highly qualified executives, and maintain satisfactory relationships with our employees; risks associated with our arrangement to continue to operate our Ohio distribution facility with a third-party operations and labor management company that provides distribution operations services, including risks related to increased operating expenses, systems capabilities and operating under a third party arrangement; our dependence on a limited number of large US department store customers, and the risk of consolidations, restructurings, bankruptcies and other ownership changes in the retail industry and financial difficulties at our larger department store customers; our ability to adequately establish, defend and protect our trademarks and other proprietary rights; our ability to successfully develop or acquire new product lines, such as the KATE SPADE SATURDAY line, or enter new markets, such as China, Japan and Brazil or product categories, and risks related to such new lines, markets or categories; the impact of the highly competitive nature of the markets within which we operate, both within the US and abroad; our reliance on independent foreign manufacturers, including the risk of their failure to comply with safety standards or our policies regarding labor practices; risks associated with our buying/sourcing agreement with Li & Fung Limited, which results in a single third party foreign buying/sourcing agent for a significant portion of our products; a variety of legal, regulatory, political and economic risks, including risks related to the importation and exportation of product, tariffs and other trade barriers; our ability to adapt to and compete effectively in the current quota environment in which general quota has expired on apparel products, but political activity seeking to re-impose quota has been initiated or threatened; whether we will be successful operating the KATE SPADE business in Japan and the risks associated with such operation; risks associated with the reduction of our brand portfolio to the KATE SPADE and ADELINGTON DESIGN GROUP businesses; our exposure to currency fluctuations; risks associated with material disruptions in our information technology systems, both owned and licensed, and with our third-party e-commerce platforms and operations; risks associated with privacy breaches; risks associated with credit card fraud and identity theft; risks associated with third party service providers, both domestic and overseas, including service providers in the area of e-commerce; limitations on our ability to utilize all or a portion of our US deferred tax assets if we experience an “ownership change”; and the outcome of current and future litigation and other proceedings in which we are involved. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning the matters addressed in this press release and attributable to us or any person acting on our behalf are qualified by these cautionary statements. Forward-looking statements are based on current expectations only and are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions, including those described in this press release, and in the Company’s Annual Report on Form 10-K for the year ended December 29, 2012, and Quarterly Reports on Form 10-Q for the quarterly periods ended March 30, 2013, June 29, 2013 and September 28, 2013, each filed with the SEC, including in the sections entitled “Item 1A-Risk Factors” and “Statement on Forward Looking Statements.” We may change our intentions, beliefs or expectations at any time and without notice, based upon any change in our assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some factors are beyond our control. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FNPC Investor Relations Contact:	FNPC Media Contact:
Robert J. Vill	Jane Randel
Senior Vice President – Finance and Treasurer	Senior Vice President, Corporate Communications
Fifth & Pacific Companies, Inc.	Fifth & Pacific Companies, Inc.
201.295.7515	212.626.3408
rvill@fnpc.com	jrandel@fnpc.com